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                                                                   EXHIBIT 10.22

                       Second Amendment to Loan Documents

This Second Amendment to the Loan Documents listed below (the "Amendment") is entered into as of April 28, 1998, between Imperial Bank ("Bank") and Portable Software Corporation ("Borrower").

                                    RECITALS

     A. Borrower executed that certain Note in the principal amount of $1,000,000 dated September 3, 1997, in favor of Bank (the "Note").

     B. Borrower executed that certain Security and Loan Agreement ("Security and Loan Agreement") and Addendum to Security and Loan Agreement ("Addendum") both dated September 3, 1997, in favor of Bank as amended by that Letter Agreement dated January 15, 1998 (the Security and Loan Agreement and the Addendum herein referred to as "Agreement" and together with the Note the "Loan Documents").

     C.   Bank and Borrower desire to amend the Note and the Agreement.

                                   AGREEMENT

     1.   The amount of the Note is hereby increased to $3,000,000.

     2. The amount of the Senior Term Loan referenced in Paragraph 3 of the Agreement is increased to $3,000,000.

     3. A one-time advance under the Note for up to an additional $2,000,000 may be requested by Borrower through May 28, 1998. After May 28, 1998, no further advances under the Note shall be allowed.

     4. The amount in Paragraph 4 of the Agreement shall be increased to five million dollars ($5,000,000,00).

     5. The amount of "Permitted Indebtedness" due Comdisco Ventures, Inc. as defined in Paragraph 9.b. of the Agreement, shall be increased to $8.5 million.

     6. The definition of Liquidity Ratio shall be: the sum of cash plus 80% of Eligible Accounts Receivable (less any outstanding balance under the Line of Credit) divided by the total debt due Bank.

     7. The Minimum Sales covenant shall also include $5,750,000 for the fiscal quarter ending December 31, 1998.
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     8.   In consideration for the amendments made herewith, Borrower agrees to sign an additional five-year warrant (the "Warrant") for 27,400 shares of Borrower's Series D Preferred Stock at an initial exercise price of $3.73 per share. The Warrant to also include a $75,000 put option (such option to expire two years after the date of the Warrant).

     9.   Except as provided above, the Loan Documents remain unchanged.

     10. This Amendment is effective as of April 28, 1998, and the parties hereby confirm that the Loan Documents as amended are, or shall be, in full force and effect as of said date.

PORTABLE SOFTWARE CORPORATION "Borrower"

By:  [SIG]
     -------------------------------
Its: CFO/VP of Professional Services
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IMPERIAL BANK "Bank"

By:  [SIG]
     ------------------------------
Its: AVP
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                           [IMPERIAL BANK LETTERHEAD]

November 4, 1998

Mr. Sterling Wilson
Vice President of Professional Services &
Chief Financial Officer
Concur Technologies, Inc. (fka Portable Software Corporation)
6222 185th Avenue NE
Redmond, WA 98052

Re: Loan #00700002340/4 $2,000,000 Line of Credit

Dear Sterling:

Imperial Bank has approved an extension of your credit facility shown above as evidenced by that certain Security and Loan Agreement dated September 3, 1997, from its current maturity of November 2, 1998 to December 2, 1998.

Except as modified and extended hereby, the existing documentation as amended concerning your obligations remains in full force and effect.

Sincerely,

/s/ JAMES M. PETROFF

James M. Petroff
Assistant Vice President
Emerging Growth Industries

Accepted and Agreed:

CONCUR TECHNOLOGIES, INC.

By:  [SIG]
   ---------------------------

Title: CFO/VP of Operations
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Date:  11/4/98
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